Exhibit 99.1

EBIX PROPOSES TO ACQUIRE DOCUCORP INTERNATIONAL FOR $140 MILLION

—Transaction Premium of 10.2 % over previous offer by Skywire—

—Ebix Believes that the Plan Would Create a Combined Company with EPS of $2 or More—

—Combination Will Provide Enhanced Growth and Security for Docucorp and Ebix Shareholders, Employees and Customers—

ATLANTA, GA – January 25, 2007 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today, announced today it has made a proposal to acquire all of the outstanding common stock of Docucorp International Inc. (NASDAQ: DOCC) for $11 per Docucorp share in cash and Ebix stock or a total equity value of approximately $140 million. The offer represents a 10.2% premium on the proposed merger offer price given by Skywire Software and a 33% premium to the six months average closing price for Docucorp’s common stock.

The proposed merger was outlined today in a letter from Robin Raina, Chairman and Chief Executive Officer of Ebix Inc., to the Docucorp Board of Directors.  The letter proposes a merger that it believes would create a combined company that would offer substantial and compelling benefits to the share holders, customers and employees of both Docucorp International Inc. and Ebix Inc.

Ebix expects the transaction would be accretive to earnings by the end of the first full year following the close of the transaction and significantly accretive thereafter. Ebix believes that the combination of Ebix and Docucorp would create a combined company with EPS of $ 2.00 or more and pro forma revenue of approximately $130 million. Ebix believes that the combined company can generate income after taxes of at least $16 million or more on an annualized basis.

Ebix proposes to pay for the transaction as follows:

•                  $45 million in cash. Ebix has already secured a preliminary commitment letter to handle the $45 million cash component.

•                  $95 million in the form of 3,467,153 shares of newly registered Ebix stock, valued at $ 27.40 per share (the preceding 30 day average price of the Ebix common stock).

•                  Ebix proposes to pass on to Docucorp shareholders up to 10% of any price appreciation in the shares of Ebix common stock (pledged in the equity component of the Ebix offer) beyond the 30-day average price of $27.40.  Beyond such appreciation, the number of shares provided in the offer would be reduced to bring the total value of the equity consideration upon closing to approximately $104.5 million.

•                  The above would imply that Ebix offer would be $140 million at the low end and $149.5 million at the high end.

•                  Similarly, in the event of a decrease in the price of Ebix common stock prior to the proposed merger, the number of shares would automatically be increased to provide for an equity value of $95 million.  This provision would hold true up to a collar value of $24.50 for the Ebix stock, or a maximum of approximately 3.88 million Ebix shares.

•                  Ebix is open to increasing the cash component of its offer if the need arises and if the Docucorp Board determines that this would be in the best interest of its shareholders. To generate additional cash for closing, Ebix, intends to sell shares of its common stock to a select group of institutional investors who have shown an active interest in participating in a private placement of Ebix stock.

Ebix also believes that there are significant synergies between the two companies that are likely to improve the bottom line by $6 million or more. Ebix believes that its significant development infrastructure in India in the form of two of our fully infrastructurally-ready CMMi5 certified units (in excess of 40,000 square foot of ready space), with more than 450 seats in each shift, can further improve margins and augment the combined company’s EPS to at least $2.00.

The combined company would have a reach across six continents and allow for substantial cross-selling opportunities. Ebix today has customers across 50 countries in six continents, in property and casualty, life and annuity areas. The combined entity will be in a unique position of having 32 offices and a customer base spanning across six continents, which would place it in a strong position that has no parallel in the insurance industry. Ebix estimates that all this is likely to result in substantially more revenues and income numbers.

Mr. Robin Raina, Chairman and Chief Executive Officer said, “The synergies between the two companies are obvious. Both Ebix and Docucorp are strongly committed to ASP technologies, as also to reducing paper for the insurance industry. Both companies have tremendous amount of insurance knowledge that when combined can challenge the biggest players in the insurance market place. Both companies have a global reach and customer base that offers significant cross selling opportunities to each other’s customer base.”

Robin added, “Both companies have individual strengths in specific geographies.  For example, Ebix has a dominant role in the broker desktop market in Australia and is presently using that strength to launch an exchange to drive paper out of the process. Both companies also possess individual strengths in specific channels, such as Ebix’s exchange solution, which is viewed as a standard in the life insurance sales illustration market while the Ebix Annuity solution presently is a leader in the US market with as much as $18 billion of premiums being conducted on the Ebix annuity exchange.”

“By joining together, we can create a combined company that would be rival the largest of players in the insurance space, in terms of reach, knowledge across channels and core competence. Finally, we believe that this transaction would be in the interest of both the Docucorp and Ebix shareholders as we expect the combined company to generate consistent EPS growth with $2.00 EPS or more in the first 12 months following the transaction.”

Smith, Gambrell & Russell, LLP are serving as legal advisors to Ebix Inc. for this proposed transaction

About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company’s website at www.ebix.com.

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-K for the year ended December 31, 2005. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.

Contacts:

Amy Krigman,Topaz Partners

781-404-2437 or akrigman@topazpartners.com